As filed with the Securities and Exchange Commission on August 13, 1999
                                   Registration No. 333-_____
                                          SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C. 20549

                                                       FORM S-1
                                                REGISTRATION STATEMENT
                                                         Under
                                              The Securities Act of 1933

                                      AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                              (Name of registrant as specified in its charter)

                  Colorado                                 84-1352529
(State or Jurisdiction of                                         (IRS Employer
       incorporation or organization)                     Identification No.)



            1315 Cleveland Street                 John C. Plunkett, President
          Clearwater, Florida 33755                      1315 Cleveland Street
               (727) 446-2999                         Clearwater, Florida 33755
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                                   (727) 446-2999
                       (Name, address, including zip code, and telephone
                              number, including area code, of agent for service

                                                       COPY TO:
                                                    Jehu Hand, Esq.
                                                      Hand & Hand
                                               24351 Pasto Road, Suite B
                                             Dana Point, California 92629
                                                    (949) 489-2400
                                               Facsimile (949) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, please check the following box:  [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]



                                            CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......    6,685,710              $ .35          $ 2,339,998.50      $   690.30
Common Stock issuable upon
  conversion of Series B
  Convertible Secured 8% Debentures(3).    4,725,240              $ .35          $    1,653,834      $   487.88
Interest Shares on Debenture(4)........      378,022              $ .35          $   132,307.70      $    39.03
Common Stock already outstanding.......    2,850,000              $ .35          $      997,500      $   294.26
Common Stock issuable upon
  exercise of options...........at $.30      100,000              $ .35          $       35,000      $    10.33
 ................................at $.35      100,000              $ .35          $       35,000      $    10.33
 ................................at $.40      100,000              $ .40          $       40,000      $    11.80
 ................................at $.50      500,000              $ .50          $      250,000      $    73.75
 ................................at $.70      500,000              $ .70          $      350,000      $   103.25
 ................................at $.80      500,000              $ .80          $      400,000      $   118.00
 ................................at $.90      500,000              $ .90          $      450,000      $   132.75
 ...............................at $1.00      500,000              $1.00          $      500,000      $   147.50

Total..................................   17,438,972                             $ 7,183,364.20      $ 2,119.18


(1) Estimated solely for purposes of calculating the registration fee. The registration fee is based upon the closing sales price on August 6, 1999 of $.35, based on Rule 457(g) except for options exerciseable at higher prices.
(2) Includes 6,685,750 shares of Common Stock which may be resold by the selling stockholders upon conversion of 1,000 shares ($1,000,000 aggregate principal amount) of Series A Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the lower of 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion, or $1.875. For purposes of the calculation of the registration fee, the Registrant has registered the maximum number of shares of Common Stock which it reasonably believes that will be issued upon conversion of the Convertible Preferred Stock, on the assumption that the conversion price of the Convertible Preferred Stock will not be less than $.2275 per share of Common Stock (65% of $.35). The maximum offering price per share is based upon the estimated sales price of the Common Stock assuming they are resold at the time of conversion by the holders (in accordance with Rule 457(g)). The Registrant makes no representations as to the price at which Series A Convertible Preferred Stock will be converted. The offering price per share is based upon the closing sales price of the Common Stock on May 17, 1999 of $.35.
(3) Includes 4,725,240 shares of Common Stock which may be resold by the selling stockholders upon conversion of $1,075,000 aggregate principal amount of Secured 8% Series B Debentures. The Debentures are convertible at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion.
For purposes of the calculation of the registration fee, the Registrant has registered the maximum number of shares of Common Stock which it reasonably believes that will be issued upon conversion of the
       Debentures, on the assumption that the conversion price of the Convertible Preferred Stock will not be less than $.2275 per share of Common
       Stock (65% of $.35). The maximum offering price per share is based upon the estimated sales price of the Common Stock assuming they are resold at the time of conversion by the holders (in accordance with Rule 457(g)). The Registrant makes no representations as to the price at which Debentures will be converted. The offering price per share is based upon the closing sales price of the Common Stock on May 17,
       1999 of $.35.
(4) Represents $86,000 of shares issuable in lieu of one year's interest on the Debentures, at the conversion price ($.2275) assumed above.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

                                    AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                                         17,438,972 Shares of Common Stock
                                                  (no par value)

      The estimated 17,438,972 shares (the "Shares") of Common Stock, no par value (the "Common Stock") of Aqua Clara Bottling and Distribution, Inc., a Colorado corporation ("Aqua Clara") are offered by the selling shareholders (the "Selling Shareholders"), including 6,685,710 shares (assuming a market price at the time of conversion of $.35 and conversion at a rate of $.2275 per share) issuable upon conversion of 1,521 shares of Series A Convertible Preferred Stock (the "Series A Preferred"), 4,725,240 shares issuable upon conversion of $1,075,000 in principal amount of Secured 8% Series B Convertible Debentures (the "Debentures") 378,022 shares issuable in lieu of interest on the Debentures 2,850,000 shares already outstanding and 2,800,000 shares issuable upon exercise of options. The eventual number of Shares issuable upon exercise of the Series A Preferred and Debentures will depend on market prices on the date of conversion. Aqua Clara will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Description of Securities." The expenses of the offering, estimated at $40,000, will be paid by Aqua Clara.

      The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AQCB" On May 17, 1999, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $.35 per share.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                                        REPRESENTATION TO THE CONTRARY IS A
                                                 CRIMINAL OFFENSE.

                    PURCHASE OF THESE SECURITIES INVOLVES RISKS.
 See "Risk Factors" on page 4.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                                 The date of this Prospectus is August __, 1999.

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Aqua Clara. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Aqua Clara since the date hereof.

                                              ADDITIONAL INFORMATION

      Aqua Clara has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Aqua Clara and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. Aqua Clara will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to Aqua Clara at 1315 Cleveland Street, Clearwater, Florida, 33755, telephone (727) 446-2999.

      Aqua Clara files reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, Aqua Clara intends to make available to its shareholders annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as Aqua Clara may determine.

                                                PROSPECTUS SUMMARY

      The following is only a summary of the information, financial statements and the notes included in this Prospectus.

Aqua Clara

      Aqua Clara Bottling & Distribution, Inc., a Colorado corporation ("Aqua Clara") produces, bottles and sells non-sparkling purified drinking water products in PET (an acronym for polyethylene terephthalate, a premium clear plastic) containers ranging from .5 to 1.5 liters in size.

      Aqua Clara's sales have been limited since it has only recently found one distributor for its products and has received no significant purchase orders. Sales for the nine months ended January 2, 1998 were $116,491. We don't know if we will ever be able to enjoy significant sales or make a profit. From April 1997 to March 1998 we had a 5 gallon home and office delivery business, but we sold this business in March 1998. We intend to find a market niche in oxygen enriched water (with 40 parts per million (ppm) of oxygen compared to 3 ppm for tap water. Oxygen enriched water tastes light and crisp and we think its healthier, although there is no scientific data to back this up.

      Oxygen is currently in the public view as an "additive" to a range of consumer products. There are currently oxygen bars in Toronto, New York City and the Los Angeles area. Oxygen in beverages has received recent widespread media coverage through television, radio and print media.

      Initially, we will not flavor our water. After the introduction of our oxygen enriched bottled water product, we might introduce a new product with natural flavoring. Likewise, we will consider the infusion of beneficial herbs. We will also consider the production of super oxygen enriched sports drinks, providing even higher levels of oxygen, to be marketed at a higher price. We will utilize a distinctive bottle and label for our water products.

      Our objective is to build product markets in Florida, concentrating on the Tampa area, and then expand nationally, by entering into distribution agreements with 2-4 non-affiliated partners. We intends to use these distributors, as well as its own production/distribution facility, as operational models. We then intend to expand into multiple markets.

      Aqua Clara's oxygen enriched small package bottled water product will primarily be sold through retail outlets, including convenience stores, gas station markets, grocery stores, health food stores, and health spas. However, secondary distribution will be effected through vending and private labeling. Neither vending nor private labeling have the attendant costs of direct retailing, while they do have the benefit of increasing the production volume and thereby increasing the production margins.

      Although we will distribute its own product in certain areas, primarily we will sell to qualified third party distributors. These third party distributors will have the right to distribute to retail outlets in defined geographic areas. A large number of potential distributors have contacted us regarding potential distribution of its oxygen enriched bottled water. We have entered into one contract for distribution of its products in the Northeast United States. Additional possible distribution channels are currently under development.

      According to Beverage Marketing, published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

      The corporate offices of Aqua Clara are located at 1315 Cleveland Street, Clearwater, Florida 33755 and its telephone number is (727) 446-2999.

Securities Offered:..............................
17,438,972 shares of Common Stock, no par value per share, including 6,685,710 shares issuable upon conversion of 1,000 shares of Series A Preferred Stock, 4,725,240 shares issuable upon conversion of $1,075,000 in principal amount of Secured 8% Series B Convertible Preferred Stock, at a conversion price per share of Preferred Stock equal to $1,000 divided by 65% of the average closing bid price of the Common Stock on the five trading days prior to conversion (or for the Series A
                  Preferred Stock, $1.875 if such price is lower) 378,022 shares issuable in lieu of interest on the Debentures, 2,850,000 shares already outstanding and 2,800,000 shares issuable upon
                                                      exercise of options;

Risk Factors.......................
 The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment.
                                                      See "Risk Factors."

Common Stock Outstanding(1) Before Offering:.....     16,160,523(1) shares

Common Stock Outstanding After Offering:.........     30,749,495(1) shares

NASD Electronic Bulletin Board Symbol............     AQCB

(1)      Based on shares outstanding as of April 3, 1999.

Risk Factors

         The securities offered hereby are highly speculative and very risky. Some of these risk factors follow. Before you buy consider the following risk factors and the rest of this prospectus.

                                                   RISK FACTORS

         The Common Stock for sale is a speculative investment and very risky. You should especially consider these risk factors.

Control Dispute

         On October 12, 1998, John S. McAvoy, the then President of Aqua Clara, gave notice that he was converting 45,000 shares of his common stock into 4,500,000 shares of a new Series B Preferred Stock. In October, 1998, Mr. McAvoy took the position that the other officers of Aqua Clara had resigned and on October 28, 1998 he executed a Consent action, exercising his purported rights as a holder of 1,800,000 shares of Common Stock and 4,500,000 shares of super voting stock, removing Messrs. Plunkett, Gray and Guthrie from the Board of Directors, and electing Donald Huggins and Gerald Couture. Aqua Clara's position is that since the Colorado Business Corporation Act requires that shareholder consent actions, to be valid, must be unanimous, that McAvoy's actions, assuming he held any Series B Preferred, were insufficient to remove these three directors. In November, the renegade board purportedly increased the number of authorized Series B Preferred to 49,500,000 and issued options to purchase 3,600,000 shares of Common Stock at $.10 per share. On October 30, 1998 the Board of Directors removed John S. McAvoy as President and elected Mr. Plunkett as President. On December 15, 1998 Aqua Clara filed an Amendment to its Articles of Incorporation with the Colorado Secretary of State to eliminate the Series B Preferred as an authorized class of stock. The members of the Board of Directors, being Messrs. Guthrie, Plunkett and Gray, have sued Messrs. McAvoy, Gerald Huggins and Donald Couture, as set forth under "Business - Legal Proceedings." Aqua Clara obtained a temporary restraining order against McAvoy, Huggins and Couture. The lawsuit was dismissed against McAvoy upon his written resignation. Management believes that Huggins and Couture have no standing as board members, but in the event they commence litigation and prevail, a change of control could
occur.  See "Business - Legal Proceedings."

Additional Financing Requirements of Aqua Clara

         At June 2, 1999, Aqua Clara had working capital of approximately $80,000. Aqua Clara's operations have been financed to date through a debt offering and through sales of its equity, most recently through the sale of 1,150 shares of Series B Preferred Stock. Aqua Clara requires significant capital for the expansion of its operations. Aqua Clara believes that the net proceeds from the recent Debenture offering should be sufficient to fund its operations at least until June 30, 2000. However, we might need additional funds before then. If additional funds are required, but cannot be raised, it will have an adverse effect upon its operations. To the extent that additional funds are obtained by the sale of equity securities, the stockholders may sustain significant dilution. If adequate capital is not available Aqua Clara will have to reduce or eliminate its planned expansion activities, which could otherwise ultimately provide significant revenue to Aqua Clara. Even if such additional financing is available on satisfactory terms, it, nonetheless, could entail significant additional dilution of the equity ownership of Aqua Clara to existing shareholders and the book value of their outstanding shares.

Raw Material Prices

         Due to the wide range of beverages available to consumers, including bottled water products, Aqua Clara has limited ability to raise prices for its products. Aqua Clara could in the future be affected by higher prices for raw materials including PET resin and corrugated boxes. Aqua Clara might be unable to pass such higher costs to its customers. As a result, Aqua Clara's results of operations may be adversely affected by future increases in raw material prices.

Product Liability

         The bottling and distribution of bottled water products can lead to product liability claims, including liability due to the presence of contaminants in its products. Aqua Clara maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by Aqua Clara is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, Aqua Clara may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

Dependence on Trademarks

         Aqua Clara has obtained a trademark on the Aqua Clara trademark, and has applied for federal registrations for other proposed trademarks. Aqua Clara believes that its registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and to market its products. There can be no assurance that Aqua Clara's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that Aqua Clara would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on Aqua Clara.

Government Regulation

         Aqua Clara's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on Aqua Clara's operations in the future. Failure to comply with such laws and regulations could result in fines against Aqua Clara, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on Aqua Clara. See "Business -- Regulation."

Lack of Inventory

         Aqua Clara intends to maintain a limited amount of finished product inventory. An event causing Aqua Clara's facilities to shut down, even for a short period, would result in an inability to fill customer orders and accordingly would have a material adverse effect on Aqua Clara's revenues and customer relations.

Consumer Preferences

         Aqua Clara believes that the most important factor in the growth of natural water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for oxygen enriched water will exist, grow or will not diminish in the future.

No Cash Dividends

         Aqua Clara has not paid any cash dividends on its capital stock. Aqua Clara anticipates that its future earnings, if any, will be retained for use in the business, or for other corporate purposes, and it is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

Nasdaq Stock Market and Market Illiquidity

         Aqua Clara's Common Stock does not meet the current Nasdaq listing requirements for the SmallCap(R) Market. If Aqua Clara is unable to satisfy Nasdaq's requirements for listing, trading, if any, the Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of Aqua Clara's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Aqua Clara, and lower prices for Aqua Clara's securities than might otherwise be attained.

Potential Future Issuances of Securities

         Aqua Clara's Board of Directors has the power, without the consent of the shareholders, to issue additional shares of common stock or preferred stock for such consideration as may be permitted under the Colorado Business Corporation Act. Preferred stock may be issued with preferences or rights as to dividends, voting or liquidation which are superior to those of holders of common stock. In view of the large number authorized but unissued shares of common stock (43,478,378 Shares as of the date of this Prospectus) current shareholders are subject to significant potential dilution in their ownership interest in Aqua Clara, see "Description of Securities."

Risks Associated with Forward-looking Statements

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to Aqua Clara's planned marketing efforts and future economic performance of Aqua Clara. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (I) the ability of Aqua Clara to obtain a meaningful degree of consumer acceptance for its products and future products, (ii) the ability of Aqua Clara to market its products and future products on a national basis at competitive prices, (iii) the ability of Aqua Clara to develop brand-name recognition for its products and future products, (iv) the ability of Aqua Clara to develop and maintain an effective sales network, (v) success of Aqua Clara in forecasting demand for its products and future products, (vi) the ability of Aqua Clara to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of Aqua Clara to achieve adequate intellectual property protection for Aqua Clara's products and future products and (viii) the ability of Aqua Clara to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that Aqua Clara will market and provide products on a timely basis, that Aqua Clara will retain its customers, that there will be no material adverse competitive or technological change in conditions in Aqua Clara's business, that demand for Aqua Clara's products will significantly increase, that Aqua Clara's President will remain employed as such by Aqua Clara, that Aqua Clara's forecasts accurately anticipate market demand, and that there will be no material adverse change in Aqua Clara's operations or business or in governmental regulations affecting Aqua Clara or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Aqua Clara's control. Accordingly, although Aqua Clara believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in Aqua Clara's business and operations which could cause Aqua Clara's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause Aqua Clara to alter its marketing, capital investment and other expenditures, which may also materially adversely affect Aqua Clara's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by Aqua Clara or any other person that Aqua Clara's objectives or plans will be achieved. See "Management's Discussion and Analysis" and "Business."

                                                  DIVIDEND POLICY

         Aqua Clara has not paid any dividends on its Common Stock. Aqua Clara currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

         Aqua Clara is obligated to pay to holders of Series A Preferred Stock an 8% annual dividend, equal to $80.00 per share, payable on each July 1 commencing on July 1, 1998. In the option of Aqua Clara it may pay such dividend in shares of Common Stock valued at the Conversion Rate in effect on July 1, 1998. No dividends may be paid on the Common Stock unless dividends have been paid to the holders of Series A Preferred Stock.

                                           MARKET PRICE OF COMMON STOCK

         Aqua Clara's Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "AQCB" since August 21, 1997. On May 17, 1999, the closing bid price as reported by the Electronic Bulletin Board was $.35.

         The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since August 21, 1997, for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                  Quarter Ended                        High                 Low


                  September 30, 1997                   4.50               1.8437
                  December 31, 1997                   4.0625              2.00
                  March 31, 1998                      3.1875              3.125
                  June 30, 1998                       1.8750              1.8125
                  October 3, 1998                     1.8750               .94
                  January 2, 1998                       .91                .15
                  April 3, 1999                         .48                .08

         As of April 3, 1999, there were approximately 231 record holders of Company common stock.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

         Year Ended April 3, 1999.

         The Company's sales commenced in April, 1997, with the introduction of its 5-gallon bottled water service. In the year ended April 4, 1998, the Company had $135,710 in sales from this business. Revenues were comprised of cooler rentals and water sales, which terminated in March, 1998. With the proceeds from its offering of Series A Preferred Stock, the Company entered the PET bottled water market. The sales for the fiscal year ending April 3, 1999, are $184,952. The lower than expected sales amount is the result of the Company's inability to find a major distributor to purchase large quantities of product until March, 1999. This agreement was reached too late in the year to significantly affect annual sales figures.

         The Company's sales comparisons to previous years will not be an indicator of any future growth patterns because the Company was still in the development stage of launching its new product.

         The Gross Profit for the fiscal year ended April 3, 1999, was $42,819. The Selling and General Administrative expenses for the fiscal year were $1,568,388. Non-recurring expenses included $400,000 for lead generation corporate/relations contract from the prior year that was completely expensed in the current year.

         Sales of PET bottled water products did not commence until July, 1998. The Company at that time had no agreements in place with distributors for its products. While the Company has entered into a distribution agreement with a significant distributor in the Northeast United States, there can be no assurances that this distributor will be successful in promoting the product in its geographic area or that sufficient other distribution can be accomplished to provide adequate operating revenues from this business.

         The Company does not intend to manufacture bottled water products without firm orders in hand for its products. However, the Company intends to expend costs over the next twelve months in advertising, marketing and distribution, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, the Company will realize significant operating revenues or attain profitability.

Net Operating Losses

         The Company has accumulated approximately $2,087,000 of net operating loss carryforwards as of April 3, 1999, which may be offset against future taxable income through the year 2011 when the carryforwards begin to expire. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Temporary differences giving rise to the deferred tax assets consist primarily of the deferral and amortization of start-up costs for tax reporting purposes. Management has established a valuation allowance equal to the amount of the deferred tax assets due to the uncertainty of the Company's realization of this benefit.

                                                                                   April 3, 1999



                  Deferred tax assets:
                           Start-up Costs                                       $          530,000
                  Net operating loss carryforwards                              $          785,000


                           Gross deferred tax assets                            $        1,315,000
                           Valuation allowance                                  $        1,315,000



                           Total deferred tax asset                             $                0


         Since inception, substantial changes in ownership of the Company have occurred. Under federal tax law, this change in ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards. Other than the net operating losses that have been limited because of the change in ownership as described above, any other net operating losses will expire if not utilized within 15 to 20 years of the year in which they were incurred.

         Year Ended April 4, 1998.

         General, administrative and sales expenses in the year ended April 4, 1998 increased to $2,084,099, approximately nine times the level of such expenses in the year ended March 31, 1997. Such expenses in year ended April 4, 1998 include $1,401,250 for consulting services paid in stock, and $132,000 in other non-recurring expense. The increased level of these expenses in the year ended April 4, 1998 reflects the commitment of the delivery of bottled water business and expenses related to establishing the PET water business.

         Sales of PET products commenced in June 1998. The Company has few agreements in place with distributors for its PET bottled water products and there can be no assurance as to future operating revenues from this business. The Company sold its 5 gallon water business in March 1998 to Clearidge, Inc., a Tennessee corporation located in Nashville Tennessee and a competitor to the Company. Neither the Company nor any of its officer or directors is affiliated with Clearidge. The purchase price of approximately $352,394 was paid $186,400 in cash and $148,782 by the assumption of installment notes payable, and includes accounts receivable, inventory, equipment and deposits. See notes 1 and 5 of the notes to Consolidated Financial Statements. If the 5-gallon water business had not been in existence for the years ended April 4, 1998 and March 31, 1997, the Company would have had no sales in either year, and would have had $1,870,524 in general and administrative expenses and $1,881,903 in net losses in fiscal 1998, compared to $2,084,099 and $2,203,714 in general and administrative expenses and net loss, respectively, and the Company's need for cash to supplement cash from operations would have been accordingly reduced.

         General and administrative expenses related to the expansion of the Company's business are expected to be less than $10,000 per month. The Company does not intend to manufacture PET water products without firm orders in hand for its products. However, the Company intends to expend approximately $300,000 over the next twelve months in advertising, marketing and distribution costs, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, the Company will realize significant operating revenues nor attain profitability, if ever.

Liquidity and Capital Resources

         As of January 2, 1999, the Company had a working capital deficit of approximately $840,000. At January 2, 1999, the Company's daily operating cash needs were being supplied by the then Directors of the Company. The Directors were making secured loans to the Company to fund the Company operations. The Directors projected the ability to invest enough capital in the Company to keep the Company open and operational until March, 1999.

         On February 11, 1999, a group of the Company's shareholders loaned the Company $250,000, which was the needed capital to continue operations until May, 1999. This loan was secured by the assets of the Company and is a demand note.

         Subsequent to April 3, 1999, the Company raised $1,075,000 through the issuance of a Class B Preferred Debenture. The proceeds of this raise were used to retire the First Mortgage on the plant and real estate and the demand note described in the above paragraph. The remainder of the raise will be used to finance continued operation of the Company. It is anticipated that, in conjunction with anticipated revenue, the current capital is sufficient to support Company operations until June, 2000.

         The Company has no plans or arrangements in place with respect to additional capital sources at this time. The Company has no lines of credit available to it at this time. There is no assurance that additional capital will be available to the Company when or if required.

         Although the Company expects to have continued losses in the first quarter of fiscal year 2000, management believes that the losses will continue to decrease and a break-even point could be reached in the first or second quarter of this year. Inflation has not had a significant impact on the Company's results of operations.

Year 2000

         The Company is conducting an ongoing review of its computer systems and those of its vendors, suppliers and customers to determine compliance with the Year 2000 issue. As of this date, it appears that all systems are in compliance but there can be no complete assurance of this.

         The Company will maintain the ability to conduct internal operations as well as vendor and customer interactions manually should Year 2000 problems arise. It is anticipated that current accounting and administrative staff are sufficient to maintain operations until such problems can be resolved. The Company plans to continue its ongoing investigations.

Risk Factors and Cautionary Statements

         Forward-looking statements in this report are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: Changing economic conditions, interest rate trends, continued acceptance of the Company's products in the marketplace, competitive factors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

                                          BUSINESS AND PLAN OF OPERATION

General

         Aqua Clara Bottling & Distributors, Inc., a Colorado corporation (the "Company") organized on July 29, 1996 is the successor to Pocotopaug Investment, Inc., a Florida corporation and Aqua Clara's operating subsidiary ("Pocotopaug"). Pocotopaug was organized in August 1995 by John S. McAvoy to investigate the feasibility of producing and marketing non-sparkling drinking water products. Aqua Clara produces and sells non-sparkling purified drinking and distilled and natural water products.

         Since April 1997, Aqua Clara has generated revenues from its 5 gallon home and office delivery business, which was sold in March 1998, and Aqua Clara now intends to focus its future operations in the sale of oxygen enriched water packaged in PET containers ranging from .5 liter to 1.5 liters, and to specialize in oxygen enriched water; with 40 parts per million (ppm) of oxygen, compared to 7 ppm for tap water. Oxygen richness imparts a light and crisp taste and management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

         According to Beverage Marketing (published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938), the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996 and non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future (Beverage Marketing has no affiliation with Aqua Clara or any of its affiliates). PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States.
People are drinking more non-sparkling water because of health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

Industry Overview

         The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.

         Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has contributed to an increase in bottled water consumption. Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10% from 1994 through 1996. (Information Resources Inc., is located at 150 Clinton Street, Chicago, Illinois 60661 and has no affiliation with Aqua Clara or any affiliate thereof.) Over the same time period, gallons sold of ready-to-drink juices have increased approximately 1%. In contrast, non-sparkling bottled water gallons sold have increased approximately 21% from 1994 to 1996, according to Beverage Marketing. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

         Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows: (I) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

         Non-sparkling   bottled  water  is  generally   delivered  to  customer
locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

         Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 versus 1.4% growth among branded products, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

         Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

Products

         Five Gallon Home and Office Delivery. Although the focus of Aqua Clara's business will be the production and distribution of oxygen enriched water, Aqua Clara had an active 5 gallon home and office delivery business. Aqua Clara delivered spring, purified drinking and distilled waters to Pinellas County businesses and homeowners. Pinellas County is located approximately six miles west of Tampa, Florida on the west central coast of Florida. Aqua Clara owned and rented state-of-the art water coolers, which it rented to its 5 gallon customers. Aqua Clara began its 5 gallon distribution business in April, 1997. Aqua Clara sold this business in March 1998.

         Oxygen Enriched Bottled Water. Aqua Clara's primary focus will be the production/distribution of oxygen enriched bottled water in small package, PET, containers ranging in size from .5 liter to 1.5 liters. The points of purchase will include grocery stores, convenience stores, gas station markets, health spas and vitamin/health food stores.

         Aqua Clara's oxygen enriched bottled water will be made by combining super purified water and oxygen. Through water purification processing the source water will be reduced to 1-2 parts per million of total dissolved solids and then oxygen will be introduced through a unique, proprietary process. As a point of reference, the Food and Drug Administration's (FDA) definition of distilled water is 5 parts per million or less of total dissolved solids. As such, the base water will be of distilled quality, although the distillation process will not be used.

         Aqua Clara's market research, undertaken by a non-affiliated research firm, has indicated that no specific medical claims have to be made to consumers with regard to its product. According to this market research the public will readily accept the necessity and benefits of both highly purified water and oxygen.

         There are no significant competitors producing oxygen enriched bottled water. Aqua Clara knows of two other entities that are attempting to produce and distribute oxygen enriched bottled water. None of the well-established traditional bottled water distributors has an oxygen enriched bottled water product.

         Aqua Clara's oxygen enriched water will contain approximately 40 parts per million of oxygen. Normal water contains approximately 7 parts per million of oxygen. As such, Aqua Clara's oxygen enriched bottled water will contain approximately 500 - 600% more oxygen. Oxygen is literally the breath of life; oxygen is a natural energizer and body purifier. Oxygen is odorless and tasteless, as well as non-carbonated. As such, Aqua Clara's water tastes like a fine premium bottled water - light and crisp. Oxygen does not produce the unhealthy "jolt" associated with caffeine products. Rather, it is believed to create a feeling of physical well-being and mental clarity. There can be no assurance, however, that Aqua Clara's products will achieve consumer acceptance. Consumer preferences are inherently subjective and subject to change.

         Oxygen is currently in the public view as an "additive" to a range of consumer products. There are currently oxygen bars in Toronto, New York City and the Los Angeles area. Oxygen in beverages has received recent widespread media coverage through television, radio and print media.

         Initially, Aqua Clara will not carbonate or flavor its water. After the introductions of Company's oxygen enriched bottled water product, the introduction of a new product with natural flavoring or carbonation will be considered. Likewise, Aqua Clara will consider the infusion of beneficial herbs. Aqua Clara will also consider the production of super oxygen enriched sports drinks, providing even higher levels of oxygen, to be marketed at a higher price. Aqua Clara will utilize a distinctive bottle and label for its water products.

Strategy

         Aqua Clara's objective is to build a product enriched water in Florida, concentrating on the Tampa area, and then expand nationally. Aspects of Aqua Clara's strategy include the following.

         Aqua Clara intends to enter into distribution agreements with 2-4 non-affiliated partners. Aqua Clara intends to use these distributors, as well as its own production/distribution facility, as operational models. Aqua Clara then intends to expand into multiple markets.

         Aqua Clara's oxygen enriched small packaged bottled water product will primarily be sold through retail outlets, including convenience stores, gas station markets, grocery stores, health food stores, and health spas. However, secondary distribution will be effected through vending and private labeling. Neither vending nor private labeling have the attendant costs of direct retailing, while they do have the benefit of increasing the production volume and thereby increasing the production margins.

         Although Aqua Clara will distribute its own product in certain areas, primarily Aqua Clara will sell to qualified third party distributors. These third party distributors will have the right to distribute to retail outlets in defined geographic areas. A large number of potential distributors have already contacted Aqua Clara regarding potential distribution of its oxygen enriched bottled water. In March 1999 Aqua Clara entered into an agreement with a major distributor in the Northestern United States for distribution of their 20oz. bottles of oxygenated water.

Production

         The three components of production are the building, the water processing and bottling equipment, and the labor force.

         Building. Aqua Clara currently owns a 10,800 sq. foot building located on 2.1 acres in Clearwater. Aqua
Clara has already completed the remodel to utilize this building as a bottling and distribution facility. Major
Building Company, a regional building contractor, completed the remodel at a cost of $561,000.

         Equipment. Aqua Clara has investigated and inspected various equipment to comprise various sized plants. The equipment can be divided into two general categories - water processing and bottling. The water processing equipment will not vary significantly from plant to plant, while the bottling equipment will vary depending on the size of the plant to be constructed. A medium size plant is capable of producing 3,200 cases per 8 hour shift, while running at 80% capacity. Aqua Clara has received all of the equipment purchased.

         Water processing and bottling equipment for a medium size plant costs approximately $750,000. These costs include shipping, installation and initial technical training. The equipment, including material handling equipment, bottling and labeling equipment, conveyor systems and water treatment systems, was received and installed in April, 1998.

Labor Force

         The larger and faster the bottling line, the less manpower is required due to increased automation. In general, the bottling facility will require four employees per shift.

Water Sources

         Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts of solids provide different tastes to water. Aqua Clara uses FDA and International Bottled Water Association approved water sources.

         Upon delivery to Aqua Clara's facilities, water is filtered through 0.2 micron filters and then ozonated during storage in stainless steel storage tanks. Ozone is an unbalanced form of oxygen which, unlike regular oxygen, kills bacteria and micro-organisms 3,000 times faster than chlorine. Unlike chlorine, ozone naturally breaks down to simple oxygen in a few hours and leaves no traces or residues. At the Clearwater facility, the source water runs through a number of filtration, ion exchange, and reverse osmosis processes by which it is reduced to a very pure 1-2 parts per million of total dissolved solids. Water is oxygenated by first removing dissolved gasses from the water following which medical grade oxygen is infused through a proprietary process. The water is then piped to the clean room bottling area where the various products are filled and capped. The clean room is filled and pressurized with air from two high-volume HEPA (High-Efficiency Particulate Air) air handlers that filter 99.97% of particulates out of the air.

         The manufacturing process is designed to be highly automated. Bottles are mechanically de-palletized, cleaned, rinsed, filled and capped. The bottles are automatically labeled, tamper banded, assembled and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment. Most products are shipped within 48 to 72 hours after production via outside carriers.

         Aqua Clara will maintain exacting internal quality control standards. Each shift's production is tested in Company laboratory facilities according to FDA and IBWA standards, and random samples are submitted regularly to an independent laboratory for confirmation testing.

Competition

         The bottled water industry is highly competitive. According to "Beverage Marketing", there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to "Beverage Marketing", the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollar sales in 1996. Nearly all of Aqua Clara's competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than Aqua Clara. On a national basis, Aqua Clara competes with bottled water companies such as The Perrier Group of America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). Aqua Clara also competes with numerous regional bottled water companies located in the United States and Canada. Aqua Clara has chosen to compete by focusing on innovative packaging, customer service and pricing.

Seasonality

         The market for bottled water is seasonal, with approximately 70% of sales taking place in the seven months of April through October inclusive. As a result of seasonality, Aqua Clara's staffing and working capital requirements will vary during the year.

Trademarks

         Aqua Clara has registrations in the U.S. Patent and Trademark Office for the trademarks that it uses, including Aqua Clara. Aqua Clara believes that its common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and market its products. There can be no assurance that Aqua Clara's common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that Aqua Clara would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on Aqua Clara.

Regulation

         Aqua Clara's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. Aqua Clara's bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. Aqua Clara's bottling operations must meet FDA "good manufacturing practices," and the labels affixed to Aqua Clara's products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

         State health and environmental agencies, such as the Florida Department of Agriculture and consumer services, also regulate water quality and the manufacturing practices of producers.

         Aqua Clara's current products satisfy Florida and Federal requirements and its proposed products will satisfy all applicable state and federal requirements in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on Aqua Clara's operations in the future. Although Aqua Clara believes that its water supply, products and bottling facilities are and will be in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on Aqua Clara.

Legal Proceedings

         Aqua Clara is not a party to any material legal proceedings, except as set forth below. Civil litigation in the Circuit Court of the Eighteenth Judicial Circuit, in and for Seminole County, Florida, was filed by Mainstream Construction Group, Inc., a Florida corporation, Plaintiff vs. Aqua Clara Bottling & Distribution, Inc., Defendant, Case No. 98-2336-CA-15-B. The complaint is a two-count complaint for Breach of an Oral Contract and Quantum Merit. The Plaintiff seeks $236,938 alleging the Company failed to pay for improvements to the corporation's production and office building. The Company may be liable for $141,000 of improvements to the property. The dispute appears to be centered on contested change orders. The matter is pending arbitration.

Employees

         Aqua Clara currently employs approximately 3 full-time employees, none of whom are covered by collective bargaining agreements. During peak production periods, Aqua Clara supplements its full-time work force with part-time employees. Aqua Clara believes that its relations with its employees are good.

                                                    MANAGEMENT

         The following table sets forth certain information with respect to the executive officers and directors of Aqua Clara. Each director holds such position until the next annual meeting of Aqua Clara's shareholders and until his respective successor has been elected and qualifies. All officers devote full time to Aqua Clara. Any of Aqua Clara's officers may be removed with or without cause at any time by Aqua Clara's Board of Directors.

Directors and Executive Officers

         The members of the Board of Directors of Aqua Clara serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are the directors and executive officers of Aqua Clara.

         John C. (Jack) Plunkett, 49, was a Director and the Vice President/Chief Operating Officer and Secretary
of Aqua Clara since November 1, 1996. In December 1998 he was elected as President. Mr. Plunkett is a graduate of the U. S. Naval Academy where he received a degree in naval engineering in
 1970.  Since 1984 Mr. Plunkett has
served as a consulting engineer with Science Applications International
 Corporation, a two-billion dollar per year employee-owned consulting firm in the defense, space, energy, medical and transportation fields. Mr. Plunkett was responsible for business development and project management of multi-million dollar contracts. Additionally, Mr.
Plunkett is the principal in Sea Trails Shoppes, Inc., a commercial real estate development consisting of retail, office and restaurant space and since 1995 has served as President and Managing Partner of this entity.

         Robert Guthrie, 74, has served as Director of Aqua Clara since May, 1997 and Secretary since December
1998. Mr. Guthrie is an attorney licensed to practice in Florida with offices in Seminole, Florida. Mr. Guthrie also serves as a Director of the Rivellas Community Bank.

         Renato P. Mariani, 40, Director since May 1999. President of Eagle Diversified, Inc.

         On January 20, 1998 Aqua Clara entered into one-year employment agreements with each of Messrs. John A. McAvoy, Plunkett and Gray as amended, providing for salaries of $77,000 each. Messrs. Plunkett & Gray's employment agreements were extended for an additional year. Mr. McAvoy and Mr. Plunkett have orally agreed and Mr. Gray has agreed in his written employment contracts to defer $25,000 of such compensation until such time as Aqua Clara's cash flow permits. Aqua Clara also agreed to grant stock options to Mr. Plunkett and Mr. Gray equivalent to those granted to Mr. McAvoy. In addition Aqua Clara has issued to Messrs. Plunkett and Gray, 500,000 and 250,000 shares, respectively, in connection with a prior consulting agreements approved by the Board of Directors in December, 1996. Mr. John A. McAvoy, Aqua Clara's former president, resigned on November 24, 1998. Pursuant to the terms of the original Amended Employment Agreements, dated January 20, 1998, Aqua Clara has reduced the accrued and unpaid 1998 salaries of Messrs. Plunkett ($50,000) and Gray ($39,000) to promissory notes and secured their interest with the assets of Aqua Clara. The promissory notes, dated December 15, 1998 are demand instruments, at 5% simple interest. A blanket Security Agreement on all of Aqua Clara's assets and a UCC filing on Aqua Clara's non-realty assets secures each note. A second mortgage on Aqua Clara's realty will also secure each note. Each note, security agreement, UCC filing and second mortgage includes any future accrued and unpaid salary.

Executive Compensation

         The following table sets forth the cash compensation of Aqua Clara's executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost to Aqua Clara of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of Aqua Clara's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation.


                                            Summary Compensation Table

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION
                  -
                                         -
                                                   -
                                                                -
                                                                            -
                                                                                              -
                                                                                                      -
                                                                                                               -
                                                                                                                             -

                                   -


    Name and                                                   Other Annual          Awards     Payouts         All
    Principal Position      Year     Salary         Bonus      Compensation                                   Other
                                                                              Restricted         Options/ LTIP
                                                                              Stock ($)SARs(#)   Payouts ($)



 John S. McAvoy(1)         1999     $32,000          0             0              0        0           0          0
 President and CEO         1998      43,875          0             0              0        0           0
                           1997           0          0             0              0        0           0          0


 Rand Gray(1)              1999     $30,000          0             0           125,000     0           0          0
Chief Financial Officer    1998          30,000      0             0              0        0           0          0
                           1997                0             0                0       0         0          0              0


John C. Plunkett(1)        1999     $28,000          0             0           250,000     0           0          0
Vice President             1998      43,875          0             0              0        0           0
Chief Operating Officer    1997           0          0             0              0        0           0          0



(1) Mr. Plunkett is now the sole executive officer following the resignations of Messrs. McAvoy and Gray.
   ------

                                              PRINCIPAL SHAREHOLDERS

         The following table sets forth information relating to the beneficial ownership of Company Common Stock as of the date of this Prospectus by (I) each person known by Aqua Clara to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of Aqua Clara's directors and executive officers, and (iii) all of Aqua Clara's directors and executive officers as a group. The Percentage After Offering assumes the conversion of all shares of Series A Preferred and Debentures into 11,410,980 shares of common stock. See "Selling Shareholders".

                                                                           Percentage               Percentage
    Name and Address(1)                        Common Stock              Before Offering          After Offering

    John S. McAvoy(2)                             1,796,400                     11.1%                     6.4%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Renato P. Mariani(3)                          4,395,604                     21.4%                       --
    1315 Cleveland Street
    Clearwater, Florida 33755

    John C. Plunkett                              1,250,000                      2.8%                     1.6%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Robert Guthrie                                  125,000                       .4%                      .3%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Barry Seidman                                 1,758,241                      9.8%                       --
    16631 Avenida Molino Viejo
    Rancho Santa Fe, CA 92067

    Arnold Zousmer                                1,868,131                     10.4%                       --
    6890 Avenida de la Ronda
    Rancho Santa Fe, CA 92067

    Gulf Atlantic Publishing, Inc.(4)             3,200,000                     16.5%                       --
    1947 Lee Road
    Winter Park, FL 32789

    All Directors and Executive                   5,770,604                     24.6%                     1.9%
      Officers as a Group (3 persons)

(1) Unless otherwise noted below, Aqua Clara believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.
(2) Includes 1,445,250 shares held jointly with his spouse, 200,000 shares held by his spouse and 32,650 shares held by his son.
(3) Includes 4,395,604 shares issuable upon exercise of Series A Preferred Stock. See "Selling Shareholders."
(4)      Includes 2,500,000 shares issuable upon exercise of options.

                                               CERTAIN TRANSACTIONS

         In December, 1997, Aqua Clara issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In October 1997, Aqua Clara paid $375,000 and agreed to issue 75,000 restricted shares to Olympus Capital, Inc. for the purpose of assisting Aqua Clara in identifying investors willing to invest capital into Aqua Clara in connection with the $2,500,000 private placement Management has netted theses costs against the proceeds and has allocated a portion of the net proceeds as a cost of the 75,000 shares issued.

         In September, 1997, Aqua Clara issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively, and issued 25,000 shares for services to each of Robert Guthrie (a director) and Richard Trnouski.

         Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares at $.25 per share pursuant to an option agreement.

         On November 17, 1997 Aqua Clara entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group ("CRG") pursuant to which Aqua Clara has paid CRG $400,000 and by which Aqua Clara has agreed to pay CRG an additional $400,000 upon Aqua Clara raising its next tranche of $2,500,000. Additionally, Aqua Clara agreed to issue options to purchase 250,000 shares of common stock under the following terms:

Number of Shares                       Exercise Price                 Expiration Date

50,000                                  $        3.50                        11/17/98
50,000                                           4.20                        11/17/99
50,000                                           4.70                        11/17/00
50,000                                           5.60                        11/17/01
50,000                                           7.00                        11/17/02

         On March 29, 1999, CRG exercised the above options at a reduced price of $0.10 per share, offered by the Company to raise operating capital.

         The Company agreed to issue 100,000 restricted shares to CRG, such shares to be returned should the Company file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement (these shares have been issued). CRG was also granted piggyback rights for these shares, which were subsequently disbursed when the Company failed to meet the deadline for registration effectiveness. Under its agreement with the Company, CRG has agreed to perform financial public relations services for the Company, consisting of disseminating information about the Company to the investing public, for $400,000 paid in cash in December, 1997. Under the Core Broker program undertaken by CRG, the Company was required to host a due diligence trip for up to ten retail brokers who demonstrated an interest in the Company.

         In August, 1998, the Company entered into two subscription agreements to issue 250,000 shares for $250,000. Under the terms of these agreements, the $250,000 was paid and the stock was issued and was included in the registration which became effective October, 1998. Mr. John McAvoy has loaned the Company amounts for working capital. The loans are represented by promissory notes due on demand and bearing interest of 6%. None of the loans have been repaid. The total owed is $15,000 with $1,500 loaned on March 15, 1996, $9,000 loaned on April 17, 1996, $4,000 loaned on July 19, 1996, and $500 loaned without a formal promissory note. Mr. John McAvoy has (unsecured) deferred salary of $46,480 as of April 3, 1999. Mr. John Plunkett's spouse is a significant stockholder in a corporation which has an oral contract to distribute the Company's products.

         Pursuant to the terms of the original Amended Employment Agreements dated January 20, 1998, on December 15, 1998, the Company reduced the accrued and unpaid 1997-98 salaries of Messrs. Plunkett ($50,000) and Gray ($39,000) to promissory notes and secured their interest with the assets of the Company. On January 21, 1999, the Company reduced the remainder of the accrued and unpaid 1997-98 salaries of Messrs. Plunkett ($8,881) and Gray ($9,948) to promissory notes subject to the continuing security interests. The promissory notes are demand instruments at 5% simple interest. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures each note. Each note, security agreement, UCC filing and mortgage includes any future accrued and unpaid salary.

         During October through December, 1998, the Company received emergency loans from Messrs. Plunkett ($11,839), Gray ($7,436) and Guthrie ($5,000), which amounts were reduced to promissory notes and secured with the assets of the Company. During January, 1999, the Company received emergency loans from Messrs. Plunkett ($533) and Gray ($11,013), which amounts were reduced to promissory notes on January 21, 1999, subject to the continuing security interests. The promissory notes are demand instruments at 5% simple interest. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures each note. Each note, security agreement, UCC filingand mortgage includes any future advancement of additional funds.

         Subsequent to April 3, 1999, the Company issued Mr. Guthrie 50,000 shares of common stock in full payment of the secured note described above. The Company issued Mr. Plunkett 750,000 shares of common stock in full payment of the secured notes for accrued salary and moneys loaned the Company, described above, retiring the notes.

         The Company on January 21, 1999, reduced the legal fees and costs ($45,480) owed to its litigation counsel, Mr. Michael C. Berry, and its corporate counsel, Mr. Michael Geo. F. Davis, to a promissory note. The promissory note is a demand instrument at 5% simple interest. A mortgage on the Company's realty secures the note. The note, security agreement, and mortgage include any future fees or costs advancements.

         Subsequent to April 3, 1999, the Company paid the amounts owed Messrs. Berry and Davis, retiring the note described above.

         The Company on February 11, 1999, received a loan from a group of the Company's shareholders, who are neither officers nor directors. Under the loan terms $250,000 was made available over ninety days. The 10% interest rate is payable in cash or stock. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures the note. The note, security agreement, UCC filing and mortgage include any future advancements of additional funds. Messrs. Plunkett, Gray, Guthrie and Berry/Davis subordinated their mortgages, where filed, to the mortgage of the loaning shareholders.

         Subsequent to April 3, 1999, the Company on June 25, 1999, paid off the loan described above, retiring the note.

                                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         Aqua Clara's former independent accountant BDO Seidman, LLP ("BDO Seidman") resigned from that capacity on December 29, 1997. The report by BDO Seidman on the financial statements of Aqua Clara dated November 10, 1997, including a balance sheet as of March 31, 1997 and the statements of operations, cash flows and statement of stockholders' equity for the eight months ended March 31, 1997 and the period inception (August 17, 1995) through March 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except as to the uncertainty as to whether Aqua Clara would continue as a going concern. However, subsequent to the issuance of BDO Seidman's audit report, Aqua Clara included the audit report, together with unaudited financial statements of Aqua Clara as of and for the six months ended October 4, 1997, in a private placement memorandum relating to the offering of the Series A Preferred Stock. BDO Seidman did not consent to the use of the audit report in the private placement memorandum, and did not have the opportunity to review the private placement memorandum or the unaudited financial statements until after the close of the offering, at which time BDO Seidman indicated to Aqua Clara's President that certain prepaid expenses were incorrectly capitalized as of October 4, 1997. The Board of Directors did not itself discuss this issue of the capitalization of expenses with BDO Seidman. BDO Seidman resigned as a result of what it considered to be an unauthorized dissemination of its audit report coupled with the inaccuracies in the unaudited financial statements. Aqua Clara did not disagree with BDO Seidman as to the inaccuracies and expensed the prepaid expenses in question, which were included in the $488,700 expensed for consulting services in the year ended April 4, 1998. BDO Seidman has been advised of the restatement. A letter from the former independent accountant for Aqua Clara is attached as an exhibit to the Registration Statement of which this Prospectus is a part. There have been no other transactions similar to the above transaction in disagreement. On December 30, 1997 Aqua Clara engaged Pender Newkirk & Company as its new independent accountants. Pender Newkirk & Company had no discussions with BDO Seidman on the classification of expenses.

         The Company dismissed Pender Newkirk & Company on April 3, 1999. Tedder, James Worden and Associates, P.A., Orlando, Florida were appointed as the new independent accountants on April 3, 1999. During the period covered by the financial statements through the date of resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                                               SELLING SHAREHOLDERS

         The  shares  of  Common  Stock of Aqua  Clara  offered  by the  Selling
Shareholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the Common Stock is then traded on Nasdaq. The aggregate number of shares offered for resale upon conversion of the Series A Preferred and the Debentures will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock.

         The number of shares of Common Stock issuable upon conversion of each of the shares of Series A Preferred and the Series B Debentures, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by 65% of the closing bid price of the Common Stock on the Electronic Bulletin Board NASDAQ averaged over the five trading days immediately prior to the date of conversion, (or $1.875 for the Series A Stock if such price is lower.) Based upon a market price of $.35 and an assumed conversion price of $.2275 per share, 4,395.6043 shares of Common Stock would be issuable per share of Series A Preferred or each $1,000 in Debentures. Except as noted, the Selling Shareholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between Aqua Clara and any Selling Stockholder is set forth below. The Percentage Before Offering has been computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, by dividing the number of shares held by each Selling Shareholder by the sum of the number of shares outstanding and the number of shares, if any, issuable to the Selling Shareholder within 60 days (but assuming no issuances to any other person).




                                                          Shares of      Principal
                                                          Series A       Amount of       Common
                                                          Preferred     Debentures        Stock        Percentage

Olympus Capital, Inc.(1)                                      175             --       1,169,230           4.5%
Barry Seidman(2)                                              300        100,000       1,758,241           9.8%
Arnold Zousmer(3)                                             425                      1,868,131          10.4%
Agricola Coco Bohn SA(4)                                      150        100,000       1,098,900           6.4%
CA Opportunidad SA(5)                                         119                        523,076           3.1%
Bruce R. Knox(6)                                               10        100,000         483,519           2.9%
Passy Holding(7)                                              100                        439,560           2.6%
James Skalko(8)                                               172                        756,044           4.5%
Ed Leinster(9)                                                 70                        307,692           1.9%
Eagle Diversified, Inc.(10)                                 1,000                      4,395,604          21.4%
James W. Spratt II                                             --         25,000         109,890              *
Roy E. Leinster                                                --         50,000         219,780              *
Ronnie L. Williams, Sr.                                        --         50,000         219,780              *
Edwards Capital Corporation(11)                                --         50,000         219,780              *
Peter Kertes                                                   --         50,000         219,780              *
Frederick Lenz                                                 --         50,000         219,780              *
Kimerly Dowda                                                  --         75,000         329,670              *
Gotris, S.A.(12)                                               --         25,000         109,890              *
John T. Mitchell                                               --         50,000         219,890              *
Lighthouse Holdings, Inc.(13)                                  --         50,000         219,890              *
Joseph Sloves                                                  --         25,000         109,890              *
Bryan King                                                     --         25,000         109,890              *
Taurus Enterprises, Inc.(14)                                   --         25,000         109,890              *
Philip M. Holstein, Jr.                                        --         25,000         109,980              *
Carmen A. Danella                                              --        100,000         439,560              *
Gary Pereira                                                   --         50,000         219,890              *
John Thomas                                                    --         50,000         219,890              *
Norrstar Advertising(15)                                                                 600,000           3.6%
Tom Vinton                                                                               550,000           3.3%
Dennis Zweig                                                                             500,000           3.0%
Private Capital Group, Inc.(16)                                                          100,000              *
Corporate Relations Group, Inc.(17)                                                      300,000           1.8%
Gulf Atlantic Publishing, Inc.(18)                                                     3,200,000          16.5%
  Totals                                                    1,521      1,075,000      16,560,980          97.9%

*Less than 1%
(1) Includes 75 shares registered in the SB-2 and offered hereby and 100 shares which Eagle has an option. Also includes 100,000 shares of Common Stock and 300,000 shares issuable upon exercise of options (100,000 shares at each of $.30, $.35 and $.40. The control person of Olympus Capital, Inc. is James W.
         Spratt III.
(2) Includes 200 shares registered in the SB-2 and offered hereby and 100 shares on which Eagle has an option. (3) Includes 25 shares registered in the SB-2 and offered hereby and 400 shares on which Eagle has an option. (4) Includes 50 shares registered in the SB-2 and offered hereby and 100 shares on which Eagle has an option.
         The control person of Agricola Coco Bohn SA is Jose Antonio Gomez.
(5) Includes 19 shares registered in the SB-2 and offered hereby and 100 shares on which Eagle has an option.
         The control person of CA Opportunidad is Jose Anotnio Gomez.
(6)      Includes 10 shares registered in the SB-2 and offered hereby.
(7) Includes 50 shares registered in the SB-2 and offered hereby and 50 shares on which Eagle has an option.
         The control person of Passy Holding is Ethel Schwartz.
(8) Includes 72 shares registered in the SB-2 and offered hereby and 50 shares on which Eagle has an option. (9) Includes 20 shares registered in the SB-2 and offered hereby and 50 shares on which Eagle has an option. (10) Represents 1,000 shares which Eagle has the option to acquire from other holders of Series A Preferred.
(11)     The control person of this Company is W. J. Mathews.
(12)     The control person of this Company is Jose Antonio Gomez.

(13)     The control person of this Company is Clayton Been.
(14)     The control person of this Company is Joseph Sloves.
(15)     The control person of Norrstar is Raylen Parra.
(16)     the control person of Private Capital Group is Don Huggins.
(17) The control person of Corporate Relations Group is Kevin Price and Paul Serluco.
(18) The control person of Gulf Atlantic Publishing is Don Philipott. Includes 700,000 shares of Common Stock and 500,000 options to purchase Common Stock at $.50, $.70, $.80, $.90 and $1.00.

                                             DESCRIPTION OF SECURITIES

Common Stock

         Aqua Clara's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, no par value per share, of which 16,160,523 shares were outstanding as of April 3, 1999, including 100,000 shares held in escrow. See "Certain Transactions." Aqua Clara has no plans to sell additional shares of common stock at this time, but reserves the right to do so to meet future operating requirements. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aqua Clara, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Series A and Series B Preferred Stock. Holders of Common Stock have no preemptive rights to purchase Aqua Clara's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered, fully paid and non-assessable, including Shares issuable upon conversion of the Preferred Stock.

Preferred Stock

         Aqua Clara's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value, of which 2,500 shares of Series A Preferred Stock are outstanding. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Rate, subject to adjustments, at a number of shares of Common Stock equal to $1,000 divided by the lower of (I) Sixty-Five Percent (65%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) $1.875, increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than Nasdaq. The holders of Series A Preferred have no voting rights, and have a liquidation preference of $1,300 per share over the Common Stock. Dividends on the Series A Preferred are payable at the rate of 8% per annum ($80 per share of Series A Preferred Stock) payable on each July 1, in either cash, or in the option of Aqua Clara, Common Stock valued at the Conversion Rate. The initial closing for the sale of the Series of Preferred Stock was on November 11, 1997. The holders of the Series A Preferred Stock have the right to receive, at the time of conversion, additional penalty shares equal to (a) 5% if Aqua Clara did not file a registration statement to register the underlying common stock by January 15, 1998, (b) an additional 5% if the registration statement is not declared effective by April 15, 1998, and (c) an additional 5% of Aqua Clara does not deliver certificates representing the Common Stock within 5 days of the date of conversion. Since the registration statement of which this Prospectus is a part was filed by January 15, 1998 but not declared effective by April 15, 1998, the holders of Series A Preferred Stock are entitled to 5% additional shares upon conversion.

         Aqua Clara's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Aqua Clara considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Aqua Clara's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Aqua Clara's Common Stock or any other series of preferred stock which Aqua Clara may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Aqua Clara.

         Aqua Clara intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

         The transfer agent for the Common Stock is Olde Monmouth Transfer and Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044 and its telephone number is (973) 239-2712.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for Aqua Clara by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The audited financial statements included in this Prospectus as of April 4, 1998 and for the years ended April 4, 1998 and March 31, 1997 have been audited by Pender Newkirk & Company,  independent certified public accountants,  to the extent and
for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The audited financial statements for the year ended April 3, 1999 audited by Tedder, James, Wordon & Associates, P.A., independent certified public accountants, to the extent and for the period set forth in their report.
                                                  INDEMNIFICATION

         Aqua Clara has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under Aqua Clara's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to Aqua Clara or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Aqua Clara or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Aqua Clara or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Aqua Clara where indemnification will be required or permitted. Aqua Clara is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Aqua Clara pursuant to the foregoing provisions, or otherwise, Aqua Clara has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Aqua Clara of expenses incurred or paid by a director, officer or controlling person of Aqua Clara in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aqua Clara will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                           Independent Auditor's Report


Board of Directors
Aqua Clara Bottling & Distribution, Inc. and Subsidiary
Clearwater, Florida

We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 3, 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 3, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and has negative working capital. Realization of a major portion of the assets is dependent on the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tedder, James, Worden & Associates, P.A.


May 28, 1999, except as to Note 1 which is as of June 25, 1999 Orlando, FL

                                           Independent Auditors' Report



Board of Directors
Aqua Clara Bottling & Distribution, Inc.
 and Subsidiary
Largo, Florida



We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 4, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended April 4, 1998 and March 31, 1997. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 4, 1998 and the results of its operations and its cash flows for the years ended April 4, 1998 and March 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, realization of a major portion of the assets is dependent on the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
May 27, 1998




                                     Aqua Clara Bottling & Distribution, Inc.
                                                  And Subsidiary
                                            Consolidated Balance Sheets

                                                                                  April 3, 1999     April 4, 1998


      Assets
Current assets:
      Cash and cash equivalents                                                  $         9,960  $       723,618
      Accounts receivable, net of allowance for
        doubtful accounts of $10,000                                                      48,085               --
      Inventories                                                                         62,729           26,948
      Employee Advances                                                                       --           17,691
      Prepaid Assets                                                                          --          400,800
      Other current assets                                                                26,586               --


      Total Current Assets                                                               147,360        1,169,057

Property, plant, and equipment,
  net of accumulated depreciation                                                      1,898,287        1,408,002
Other assets                                                                               1,506           40,577


                                                                                 $     2,047,153  $     2,617,636

      Liabilities and Stockholders' Equity
Current liabilities:
      Accounts payable, trade                                                    $       426,483  $       209,481
      Accrued expenses                                                                   248,348           99,112
      Current maturities of long-term debt                                                18,149           34,135
      Current obligation under capital lease                                               3,526               --
      Due to stockholders                                                                370,066               --
      Other current liabilities                                                           26,692               --


      Total current liabilities                                                        1,093,264          342,728

Long-term debt, less current maturities                                                  261,976          279,514
Obligation under capital lease, less current portion                                      12,065               --


                                                                                 $     1,367,305  $       622,242

Stockholders' equity:
      Preferred stock; no par value, 5,000,000 shares
        authorized; 1,676 and 2,500 shares issued and outstanding                      1,250,284        1,864,988
      Common stock; no par value, 50,000,000 shares
        authorized; 16,160,523 and 6,271,622
        shares issued and outstanding
        as of April 3, 1999 and April 4, 1998, respectively                            3,670,870        2,781,166
      Additional paid-in capital                                                       1,417,391        1,417,391
      Accumulated deficit                                                            (5,658,697)      (4,068,151)


                                                                                 $       679,848  $     1,995,394


                                                                                 $     2,047,153  $     2,617,636









See accompanying notes to consolidated financial statements.


                                     Aqua Clara Bottling & Distribution, Inc.
                                                  And Subsidiary
                                       Consolidated Statements of Operations For
                        the years ended  April 3, 1999,  April 4, 1998 and March
                        31, 1997


                                                                               Year Ended
                                                                     April 3, 1999   April 4, 1998  March 31, 1997



Sales                                                                $     184,952  $      135,710  $
Cost of sales                                                              142,133         277,146



Gross profit                                                                42,819       (141,436)

General, administrative, and sales expenses                              1,568,388       2,084,099        315,985



Operating loss                                                         (1,525,569)     (2,225,535)      (315,985)

Other income (expense):
     Interest expense                                                     (40,601)        (38,968)       (50,542)
     Interest and other income                                               5,256          27,589
     Gain (loss) on sale of assets                                         (2,467)          33,200
     Other expense                                                         (3,971)               0



     Net other income (expense)                                           (41,783)          21,821       (50,542)

Net loss before cumulative effect of a change in
     accounting principle                                              (1,567,352)     (2,203,714)      (366,527)
Cumulative effect of a change in
     accounting principle                                                 (23,194)               0



     Net loss                                                          (1,590,546)     (2,203,714)      (366,527)

Dividends on preferred stock:
     Amortization of intrinsic value
        of conversion rights                                                     0       1,417,391
     Unpaid 8.0% cumulative dividends                                      134,080          59,178



Net loss applicable to common stock                                  $ (1,724,626)  $  (3,680,283)  $   (366,527)


Basic loss per common share                                          $   (0.19)$    (0.62)$(0.13)



Weighted average common shares outstanding                               8,911,295       5,962,307      2,787,931












See accompanying notes to consolidated financial statements.



                                     Aqua Clara Bottling & Distribution, Inc.
                                                  And Subsidiary
                                  Consolidated   Statements   of   Stockholders'
                        Equity For the years ended April 3, 1999,  April 4, 1998
                        and March 31, 1997

                                                                                                Additional
                                                   Preferred Stock          Common Stock          Paid-In   AccumulatedSubscription
                                                  Shares      Amount      Shares      Amount      Capital     Deficit   Receivable


Balance,
    March 31, 1996                                                       1,000,000       10,000      30,500    (80,519)

Adjustment for recapitalization,
    December 1996                                                        1,525,122       33,668    (30,500)

Issuance of common stock for
    services, December 1996                                                279,500      139,750

Common stock issued for conversion
    of notes payable, March 1997                                           796,500      323,500

Common stock issued through Regulation
    D offering, March 1997                                               1,283,000      525,498                          $  (50,000)

Net loss for period                                                                                           (366,527)



Balances, March 31, 1997                                --          --   4,884,122    1,032,416          --   (447,046)     (50,000)

Collection of subscription
    receivable, April 1997                              --          --          --           --          --          --       50,000

Issuance of common stock
    for services & $100,000                             --          --   1,312,500    1,501,250          --          --           --

Stock issued through regulation D
    offering, December 1997                          2,500     447,597      75,000      247,500   1,417,391          --           --

Amortization of the intrinsic
    value of the conversion rights
    of the preferred stock                              --   1,417,391          --           --          --  (1,417,391)          --

Net loss for the year                                   --          --          --           --          --  (2,203,714)          --

Balances, April 4, 1998                              2,500   1,864,988   6,271,622    2,781,166   1,417,391  (4,068,151)          --

Stock issued through Regulation D
    offering August 1998                                --          --     250,000      250,000          --          --           --

Conversion of preferred
    stock                                              824   (614,704)   9,388,901      614,704          --          --           --

Issuance of common stock
    exercise of options                                 --          --     250,000       25,000          --          --           --

Net loss for the year                                   --          --          --           --          --  (1,590,546)          --

Balances, April 3, 1999                              1,676   1,250,284  16,160,523    3,670,870   1,417,391  (5,658,697)          --

See accompanying notes to consolidated financial statements.




                                              Aqua Clara Bottling & Distribution, Inc.
                                                           And Subsidiary
                                                Consolidated  Statements of Cash
                                 Flows For the years ended April 3, 1999,  April
                                 4, 1998 and March 31, 1997


                                                                               Year Ended
                                                                     April 3, 1999   April 4, 1998  March 31, 1997



Operating activities:
     Net loss                                                        $ (1,590,546)  $  (2,203,714)  $   (366,527)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Allowance for doubtful accounts                                    10,000               0
         Loss (gain) on sales of assets                                      2,467        (33,200)
         Depreciation and amortization                                     100,444          56,200
         Cumulative effect of a change in
           accounting principle                                             23,194               0
         Issuance of common stock for services                                   0       1,326,250        139,750
         (Increase) decrease in:
           Accounts receivable                                            (58,085)               0
           Employee advances                                                17,691               0
           Inventories                                                    (35,781)        (26,948)
           Prepaid expenses                                                400,800       (399,709)          2,427
         Other current assets                                             (26,586)               0
         Increase (decrease) in:
           Accounts payable                                                217,002          51,436          4,917
           Accrued expenses                                                229,946          98,209         69,533
           Other current liabilities                                        26,692               0
           Stockholder salary accrual                                      118,533               0


     Net cash used in operating activities                               (564,229)     (1,131,476)      (149,900)

Investing activities:
     Proceeds from sale of assets                                            4,000         133,925
     Proceeds from sale of investments                                                                     50,004
     Purchase of property, plant and equipment                           (578,295)       (942,892)       (43,978)
     Decrease in other assets                                               15,877           7,930       (65,977)


     Net cash used in investing activities                               (558,418)       (801,037)       (59,951)

Financing activities:
     Proceeds from borrowings                                                    0          55,475        136,000
     Proceeds from due to stockholders                                     155,822               0
     Payments on borrowings                                               (21,833)        (53,113)       (10,396)
     Net proceeds from issuance of stock                                   275,000       2,262,488        475,148


     Net cash provided by financing activities                             408,989       2,264,850        600,752











See accompanying notes to consolidated financial statements.



                                              Aqua Clara Bottling & Distribution, Inc.
                                                           And Subsidiary
                                           Consolidated Statement of Cash Flows,
                                 Continued  For the years  ended  April 3, 1999,
                                 April 4, 1998 and March 31, 1997


Net increase (decrease) in cash & cash equivalents                   $   (713,658)  $      332,337  $     390,901
Cash and cash equivalents, beginning of year                               723,618         391,281            380


Cash and cash equivalents, end of year                               $       9,960  $      723,618  $     391,281

Supplemental  disclosures  of cash flow  information  and noncash  investing and financing activities:
     Cash paid for interest                                          $      39,134  $       38,967  $      56,010


         During the year ended March 31, 1997, $323,500 of convertible debt was converted to 796,500 shares of common stock.

         During the year ended March 31, 1997, 100,000 shares of common stock were issued for a $50,000 subscription receivable.

         During the year ended April 3, 1999, 824 shares of preferred stock was converted into 9,388,901 common shares.

         During the year ended April 4, 1998, $1,401,250 of common stock was issued in exchange for services to be performed.

         During the year ended April 3, 1999, the Company incurred a capital lease obligation of $18,900 when it acquired new equipment.

         During the year ended April 4, 1998, the Company incurred a capital lease obligation of $49,731 and debt of $107,563 when it acquired new equipment.

         During the year ended April 4, 1998, the Company sold its five-gallon water business. As a part of the terms of the sale, debt of $149,782 was assumed by the purchaser.


See accompanying notes to consolidated financial statements.

                               Aqua Clara Bottling & Distribution, Inc.
                                            And Subsidiary
                            Notes to Consolidated Financial Statements
                             Years Ended April 3, 1999 and April 4, 1998


(1)      ORGANIZATION, BACKGROUND, SALE OF ASSETS, AND GOING CONCERN

         On August 17, 1995, Pocotopaug Investment, Inc. (hereinafter referred to as "Pocotopaug") was incorporated under the laws of Florida for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry.

         On July 29, 1996, Aqua Clara Bottling & Distribution, Inc. (hereinafter referred to as "Aqua Clara" or the "Company") was incorporated under the laws of Colorado for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry.

         In December 1996, the stockholders of Pocotopaug gained control of Aqua Clara and Aqua Clara acquired Pocotopaug in a business combination accounted for as a reorganization of Pocotopaug. Pocotopaug became a wholly owned subsidiary of Aqua Clara through the exchange of 1,690,122 shares of Aqua Clara's common stock for all 1,000,000 shares of the outstanding stock of Pocotopaug. The accompanying consolidated financial statements have been based on the assumption that the Companies were combined for all periods presented.

         In December 1997, the Company issued 2,500 shares of convertible cumulative preferred stock through a private placement memorandum. The Company raised $2,500,000 and incurred offering costs of $387,512. The Company issued 75,000 shares of common stock as compensation to a promoter of this offering. These shares were valued at their trading price of other common stock and amounted to $247,500.

         During the year ended April 4, 1998 the Company entered into a lead generation/corporate relations agreement that required the Company to pay $400,000. This was included in prepaid expenses at April 4, 1998 and was expensed during the year ended April 3, 1999.

         During the year ended April 4, 1998, the Company began its five-gallon water business. In February 1998, the Company sold this portion of the business. The assets disposed of consist of certain receivables, a vehicle, and various equipment used in the Company's bottled water business. The total sales price was approximately $352,394, which included the assumption of installment notes payable of approximately $149,782 by the acquiring company. The Company recognized a gain of approximately $33,000 on this sale.

                                Aqua Clara Bottling & Distribution, Inc.
                                             And Subsidiary
                       Notes to Consolidated Financial Statements - Continued
                               Years Ended April 3, 1999 and April 4, 1998

(1)      ORGANIZATION, BACKGROUND, SALE OF ASSETS, AND GOING CONCERN, CONTINUED

         The following is a pro forma statement of the operations (unaudited) as if the five-gallon water business was not in existence for the years ended April 4, 1998 and March 31, 1997:

                                                                  YEAR ENDED                YEAR ENDED
                                                                 APRIL 4, 1998            MARCH 31, 1997


               General and administrative expenses             $   (1,870,524)            $    (315,985)
               Interest expense                                       (38,968)                  (50,542)
               Other income                                             27,589                        --


               Net loss                                        $   (1,881,903)            $    (366,527)



         During the year ended April 4, 1998 the revenues reflected in the consolidated financial statements are from initial operations of a five-gallon water business, which was discontinued in March 1998. During the year ended April 3, 1999 the Company began producing 20oz bottles of oxygenated water. The Company will need to generate additional sales or obtain additional financing to fund its operations. These factors, combined with the fact that the Company has not generated any positive cash flows from operations, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

         In March 1999 the Company entered into an agreement with a major distributor in the Northeastern UnitedStates for distribution of their 20oz. bottles of oxygenated water. Subsequent to April 3, 1999 the Company raised $1,075,000 through the issuance of a Class B Preferred Debenture. The proceeds of this debenture were used to retire the mortgage on the building and the 90-day note to stockholders. The remainder of the proceeds will be used to fund operations.

(2)      SIGNIFICANT ACCOUNTING POLICIES

   (A)   ORGANIZATION

         The consolidated financial statements include the accounts of Aqua Clara Bottling & Distribution, Inc. and its wholly owned subsidiary, Pocotopaug Investments, Inc. All significant intercompany accounts and transactions have been eliminated.

         The financial statements for previous years reflected the Company as being in the development stage. The accompanying financial statements present the Company as no longer being in the development stage.

   (B)   ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  Aqua Clara Bottling & Distribution, Inc.
                                             And Subsidiary
                      Notes to Consolidated Financial Statements - Continued
                              Years Ended April 3, 1999 and April 4, 1998


(2)      SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

   (C)   CASH EQUIVALENTS

         Cash  equivalents   consist  of  all  highly  liquid  debt  instruments
purchased with a maturity of three months or less.

   (D)   INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market.

   (E)   INCOME TAXES

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

   (F)   PREFERRED STOCK

         The Company charges to retained earnings and credits its additional paid-in capital for the amortization of the intrinsic value of the conversion feature of its preferred stock in accordance with the statements issued by the Securities and Exchange Commission.

   (G)   COMMON STOCK

         Shares of common stock issued for other than cash have been assigned amounts equivalent to the estimated fair value of the service received until the time the Company's stock began trading. At that time, the Company valued the transactions based on quoted prices. The Company records shares as outstanding at the time the Company becomes contractually obligated to issue shares.

   (H)   PROPERTY, PLANT AND EQUIPMENT

         Property, plant, and equipment are recorded at cost. Depreciation is calculated by the straight-line methods over the estimated useful lives of the assets. Property under capital leases is amortized over the shorter of the lease terms or the estimated economic life of the property.

                                   Aqua Clara Bottling & Distribution, Inc.
                                               And Subsidiary
                      Notes to Consolidated Financial Statements - Continued
                                  Years Ended April 3, 1999 and April 4, 1998


(2)      SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

   (I)   FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, investment securities, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

   (J)   BASIC LOSS PER COMMON SHARE

         Basic loss per common share is based on the weighted average number of common shares outstanding during each period. The Company implemented SFAS No. 128 "Earnings Per Share" during the year ended April 4, 1998.

         In computing dilutive earnings per share, the following were excluded because their effects were antidilutive. Year ended April 3, 1999 - Preferred shares convertible into common stock and 2,173,382 contingently issuable shares. Year ended April 4, 1998 - Preferred shares convertible into common stock, options on 250,000 shares and 600,000 contingently issuable shares.

   (K)   ADVERTISING COSTS

         Advertising costs are expensed, as incurred and amounted to $6,376, $849,176 and $1,700 for the years ended April 3, 1999, April 4, 1998 and March 31, 1997, respectively.

   (L)   FISCAL YEAR

         The Company's fiscal year ends with the first Saturday in April beginning with the fiscal year ended April 4, 1998.

(3)      CHANGES IN ACCOUNTING PRINCIPLE

         During 1998 the AICPA issued Statement of Position (SOP) 98-5 that requires companies to write-off start-up expenses in the year incurred and any previously capitalized expenditures in the year adopted.

         The Company adopted SOP 98-5 during the year ended April 3, 1999 and recorded a $23,194 cumulative effect of a change in accounting principle as required by the SOP ($0 per share).

    (M)  PREPAID ASSETS

         Prepaid assets consist principally of a lead generation/corporate relations agreement entered into by the Company. The terms of this agreement are for 12 months at a cost of $400,000. The Company will amortize these costs when services under the contract are rendered.

                               Aqua Clara Bottling & Distribution, Inc.
                                               And Subsidiary
                       Notes to Consolidated Financial Statements - Continued
                                 Years Ended April 3, 1999 and April 4, 1998


(4)      INVENTORIES



         Inventories consist of the following:
                                                         APRIL 3, 1999               APRIL 4, 1998

                     Raw materials                           $   53,161              $    26,948
                     Finished goods                               9,568                        0
                                                             ----------              -----------
                                                             $   62,729              $    26,948
                                                             ==========              ===========


(5)      PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment consist of the following:

                                                                 APRIL 3, 1999             APRIL 4, 1998


               Land                                            $        90,000            $       90,000
               Building                                                932,311                   528,707
               Machinery and equipment                                 959,423                   763,951
               Vehicles                                                 22,393                    30,392


                                                                     2,004,127                 1,413,050
               Less accumulated depreciation                           105,840                     5,048


                                                               $     1,898,287            $    1,408,002



         For the years ended April 3, 1999 and April 4, 1998, depreciation expense amounted to $100,444 and $5,048, respectively. The Company has reviewed its long-lived assets for impairment and has determined that no adjustments to the carrying value of long-lived assets is required.

(6)      DUE TO STOCKHOLDERS'

         Due to stockholders' consists of the following at April 3, 1999:

              Notes payable to stockholders due on demand with
                 interest accrued at 5% to 10%

                                                                     $  174,690
              Deferred salaries with interest accrued at 5%
                                                                        195,376
                                                                     ----------
                                                                     $  370,066
                                                                     ==========

         Included in notes payable to stockholders is a 90-day note that permits the Company to borrow up to $250,000 at 10% interest payable in cash or stock. The note is secured by Company assets and at April 3, 1999 has a balance of $120,000. As additional consideration the Company will issue 125,000 common shares valued at $25,000 to the loaning stockholders. The stock to be issued was reflected as a loan fee and the liability is included in accrued expenses at April 3, 1999 (See note 11).
         The remaining notes and the deferred salaries are secured by company assets.

                                 Aqua Clara Bottling & Distribution, Inc.
                                               And Subsidiary
                          Notes to Consolidated Financial Statements - Continued
                                 Years Ended April 3, 1999 and April 4, 1998


(7)    LONG-TERM DEBT

       Long-term debt consists of:                                                  April 3, 1999    April 4, 1998



              Mortgage payable; interest adjustable annually to prime (8.5% at April 3, 1999); payable $2,954 per month including interest;
              unpaid principal of approximately  $238,000 due February 15, 2001;
              collateralized by property and plant

                                                                                  $       265,429  $       277,409

         Installment note payable; interest 10.5% (ranging from 10.5% to 11.5% as of 1998);
         payments $462 per month as of 1999 and $6,340 as of 1998 including interest;
         collateralized by vehicle(s)                                                      14,221           21,240

              Other note                                                                      475



                 Long-term debt                                                           280,125          313,649

              Less current installments                                                    18,149           34,135



                 Long-term debt, less current installments                        $       261,976  $       279,514




       The following is a schedule by year of the principal payments required on long-term debt:

                     2000                                    $   18,149
                     2001                                       256,338
                     2002                                         5,232
                     2003                                           406
                                                             ----------
                                                             $  280,125
                                                             ==========

       During 1998, the Company sold the assets of their five-gallon water business. The purchaser of these assets assumed the notes payable and obligations under capital leases used by the Company to finance these assets. The purchaser is responsible for making the payments on these notes payable and obligations under capital leases, however, the Company remains contingently liable. The principal payments required on these notes payable and obligations under capital leases are approximately $50,000 at April 3, 1999.

                    Aqua Clara Bottling & Distribution, Inc.
                                 And Subsidiary
             Notes to Consolidated Financial Statements - Continued
                  Years Ended April 3, 1999 and April 4, 1998


(8)    LEASE COMMITMENTS

       At April 3, 1999 the Company is obligated under a long-term capital lease for equipment. The following is a schedule by year of future minimum lease payments under the capital lease.

            2000                                        $  4,439
            2001                                           4,439
            2002                                           4,439
            2003                                           4,439
                                                        --------
              Total lease payments                        17,756
              Less amount representing
                interest (6.5%)                            2,165
                                                        --------
              Present value of lease
                payments                                  15,591
              Less current obligation                      3,526
                                                        --------
              Long-term capital lease
                obligation                              $ 12,065
                                                        ========

       At April 3, 1999 the Company rented vehicles and equipment under operating leases. The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year as of April 3, 1999.

             2000                                       $   5,990
             2001                                           4,998
             2002                                             800
                                                        ---------
                                                        $  11,788
                                                        =========

       Rent expense amounted to $5,990 and $83,269 for the years ended April 3, 1999 and April 4, 1998, respectively.

(9)    INCOME TAXES

       No provision for income taxes is recorded due to the amount of tax losses incurred since inception. The Company had unused net operating loss carryforwards to carry forward against future years' taxable income of approximately $2,087,000, which begin to expire in years after 2011. Temporary differences giving rise to the deferred tax assets consist primarily of the deferral and amortization of start-up costs for tax reporting purposes. Management has established a valuation allowance equal to the amount of the deferred tax assets due to the uncertainty of the Company's realization of this benefit.

                    Aqua Clara Bottling & Distribution, Inc.
                                 And Subsidiary
             Notes to Consolidated Financial Statements - Continued
                  Years Ended April 3, 1999 and April 4, 1998


(9)    INCOME TAXES, CONTINUED

       The components of deferred tax assets consist of the following at April 3, 1999:

              Deferred tax assets:
              Start up costs                                 $   530,000
              Net operating loss carryforwards                   785,000
                                                             -----------
              Gross deferred tax assets                        1,315,000
              Valuation allowance                              1,315,000
                                                             -----------
                    Total deferred tax assets                $        --
                                                             ===========

       Since inception, substantial changes of ownership of the Company have occurred. Under federal tax law, these changes in ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards. Other than the net operating losses, which have been limited because of the change in ownership as described above, any other net operating losses will expire if not utilized within beginning in years after 2011.

(10)   COMMITMENTS AND CONTINGENCIES

       The Company had employment agreements with its officer and former employees, which provided for a salary accrual. At April 3, 1999, the Company accrued $178,618 in deferred salaries related to these agreements. These amounts are included in due to stockholders in the consolidated financial statements.

(11)   STOCK

       The Company entered into two agreements for services to be performed during the year ended April 4, 1998. Each agreement contained options to acquire 200,000 shares of common stock at $.25. These services were valued at the difference between the fair market value of the underlying common stock of the options on the date of grant and the $.25 per share exercise price. These options were exercised and resulted in a total cash consideration paid to the Company of $100,000. The cost of these agreements was expensed because the services were performed.

       In April 1997, the Company issued 812,500 shares of common stock to directors, officers and employees for services rendered. These shares were valued at $.50 per share, the fair market value of the common stock.

       During the year ended April 4, 1998, the Company issued 2,500 shares of Series A convertible preferred stock. These shares are nonvoting, and the holders are entitled to receive an eight-percent annual dividend and have a liquidation preference of $1,300 per share. These preferred shares are

                    Aqua Clara Bottling & Distribution, Inc.
                                 And Subsidiary
             Notes to Consolidated Financial Statements - Continued
                  Years Ended April 3, 1999 and April 4, 1998

(11)   STOCK, CONTINUED

       convertible at any time at the option of the holder into common shares equal to $1,000 divided by the lower of (i) 65 percent of the average market price of the common stock for the five trading days prior to the conversion date, or (i) $1.875. The Series A preferred shares contain a provision that the Company shall increase the conversion rate by five percent for each of the following occurrences:

          1. Failure to file a registration statement under the Securities Act of 1933 covering the common stock within 30 days of closing date;

          2. Failure of the registration to become effective within 120 days of closing date; and

          3. Failure to issue the common shares within the time limits set forth in the amended articles of incorporation.

       Considering the beneficial conversion feature of the 2,500 Series A convertible preferred shares, the Company allocated $1,417,391 of the proceeds raised from the issuance of these shares, which represents the intrinsic value of the conversion feature to additional paid-in capital. The amortization of this discount is charged against retained earnings and increases preferred stock analogous to a dividend distribution based on the demand conversion.

       During the year ended April 3, 1999, 824 shares of the preferred stock were converted into 9,388,901 common shares. This conversion includes the 5% increase as the Company failed to register the shares within the 120-day time frame and all unpaid dividends on the preferred stock. The remaining preferred stock if converted using the aforementioned 65% of the average of the market price of the common stock, at April 3, 1999, would convert to a maximum of approximately 7,750,000 common shares which reflects the 5% additional shares issuable and unpaid dividends on the preferred stock.

       Stock option  activity from inception  through April 4, 1998 consisted of
       650,000  shares   granted,   400,000  that  were  exercised   leaving  an
       outstanding balance of of 250,000 shares.

       At April 4, 1998 the Company had 250,000 options outstanding at exercise prices ranging from $3.50 to $7.00. During March 1999 these options were exercised at $.10 per share and resulted in a total cash consideration paid to the Company of $25,000. The option price was reduced to reflect the reduction in the market value of the common stock.

       The weighted average fair value of the options at their grant date during the year ended April 4, 1998 was $4.14. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted average of the assumptions used in the model:

       Risk-free interest rate                   5.79%
       Expected years until exercise             3

       The Company has entered into agreements to issue stock for services and litigation settlements that occurred during the year ended April 3, 1999. The stock to be issued is 2,173,382 shares at an estimated market value of $375,126 and a liability for the stock to be issued has been reflected in the consolidated financial statements.

                    Aqua Clara Bottling & Distribution, Inc.
                                 And Subsidiary
             Notes to Consolidated Financial Statements - Continued
                  Years Ended April 3, 1999 and April 4, 1998


(12)   LITIGATION

       The Company is a party to legal actions. The Company has recorded an estimated liability of $209,000 in connection with these actions in the consolidated financial statements.

       A former officer of the Company has asserted a claim for 500,000 shares of the Company common stock in fulfillment of an oral separation agreement, however, the Company has claims against the former officer equal to or greater than the value of the stock. The Company does not believe the former officer will prevail and has not reflected either claim in the consolidated financial statements.

(13)   SUBSEQUENT EVENT

       The Company has entered into agreements to issue stock subsequent to April 3, 1999 for services to be performed during fiscal year 2000. The stock to be issued is 1,165,000 shares at an estimated market value of approximately $463,000.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Aqua Clara. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.




                   TABLE OF CONTENTS
                                                 Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Dividend Policy.............................       8
Market Price of Common Stock................       9
Management's Discussion and Analysis........       9
Business and Plan of Operation..............      10
Management..................................      15
Principal Shareholders......................      16
Certain Transactions........................      16
Selling Shareholders........................      18
Description of Securities...................      19
Legal Matters...............................      20
Experts.....................................      20
Financial Statements........................      21






                AQUA CLARA BOTTLING AND
                  DISTRIBUTION, INC.




                      17,438,972 SHARES






                      PROSPECTUS







                     August __, 1999

AQUA CLARA BOTTLING AND DISTRIBUTION, INC. PART II


Item 13.       Other Expenses of Issuance and Distribution.

               Filing fee under the Securities Act of 1933
               Printing and engraving(1)                    $        1,000.00
               Legal Fees(1)                             $       24,000.00
               Auditing Fees(1)                          $       12,000.00
               Miscellaneous(1)                            $        3,000.00


               TOTAL                                        $       40,000.00



(1)      Estimates

Item 14.    Indemnification of Directors and Officers.

            Aqua Clara has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under Aqua Clara's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to Aqua Clara or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Aqua Clara or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Aqua Clara or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

            At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Aqua Clara where indemnification will be required or permitted. Aqua Clara is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 15.    Recent Sales of Unregistered Securities.

            Aqua Clara Bottling and Distribution, Inc., was incorporated on July 29, 1996 in the State of Colorado and issued 835,000 shares of common stock and 27,500 shares of preferred stock to the following investors for total consideration of $3,167.50. The preferred stock has since been retired. The offering was made under Rule 504 as an offering exempt from registration under the Securities Act of 1933.



           NAME                                                              SHARES

Deborah J. Bouer                                                                   250
Clark Burch                                                                        250
Walter B. Conley                                                                   250
Corporate Relations Group, Inc.                                                 16,700
Michael Cruse                                                                      250
EDR Financial, Inc.                                                             37,250
Edward D. Hawkins                                                                  250
John R. Hawkins                                                                    250
Susan Lawrence                                                                     250
John McAvoy                                                                    192,650
Dan Wey                                                                        192,650
David R. Reitsema                                                                  250
PRS Consultants, Inc.                                                           16,250
David R. Reitsema Trustee                                                          250
James D. Reitsema                                                                  250
Jeremy Reitsema                                                                    250
Matthew Reitsema                                                                   250
Shanon/Rosenblom Marketing, Inc.                                               375,000
Michael V. Sicola                                                                  250
Linda Sliva                                                                        250
Carol Spykstra                                                                     250
Don L. Swickard                                                                    250
Sharon Swickard                                                                    250
Robert R. Turner                                                                   250

Total                                                                          835,000

          On November 1, 1996, the directors and officers of Aqua Clara resigned and were replaced by Messrs. McAvoy and Plunkett. On November 23, 1996, Aqua Clara issued 1,645,250 shares of common stock to Mr. McAvoy in exchange for all of the outstanding shares of Pocotopaug and issued 44,872 shares to Danny L. Wey. This offering was made under the exemption offered by Section 4(2).

          On March, 1997, the following Pocotopaug bridge investors exchanged their $323,500 in convertible debt into 796,500 shares of Company common stock under Rule 504.


         NAME                                                                SHARES

Foster Hayes                                                                    20,000
Genevieve Carriere-                                                             24,000
Diane Bordner                                                                   40,000
Alex Avramis                                                                    12,000
Madeline Goudos                                                                160,000
Pierre & Anna Morin                                                             10,000
Larry Plunkett                                                                  50,000
Tom and Adele Richoll                                                           20,000
George Kickliter/
     Charles McArthur Dairy                                                    120,000
Don Plunkett                                                                    10,000
John C. Plunkett*                                                               80,000
Phil Manquen                                                                    10,000
Dwight and Deborah Mason                                                        20,000
Bob & Suzanne Carrol                                                             6,000
Mina Morgan                                                                      2,500
John O'Donnell                                                                  20,000
Bill Smith                                                                       2,000
Robert Adams                                                                    10,000
Joan and Bernard Herman                                                         20,000
Michael Wiza                                                                    20,000
Millennium Investment, Inc.                                                    140,000

                                                                               796,500

* Restricted as John C. Plunkett is an officer and director.

          In December 1996, Aqua Clara issued 259,500 shares to the following persons for services rendered valued at $25,950.

           NAME                                                                         SHARES

Kenneth L. Solzer                                                               10,000
Marijo A. Beck                                                                  10,000
Cypress Log Homes, Inc.                                                        142,500
Harry Edward Dougherty                                                          17,000
Patricia L. Nolen                                                               45,000
Madeline M. Goudos                                                              10,000
Gregory G. Schultz                                                              25,000

                                                                               259,500


          From December 27, 1996 to March 1997, Aqua Clara issued 1,283,000 shares of common stock in an offering under Rule 504 for $.50 per share to 35 persons.

          In December 1996 the Board of Directors agreed to issue to two consultants, issue to John C. Plunkett and Rand L. Gray, 500,000 and 250,000 shares of common stock under Rule 701 as compensation for services. These individuals subsequently became officers and directors.

          In December, 1997, Aqua Clara issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In December, 1997, Aqua Clara issued 75,000 restricted shares of common stock to Olympus Capital for consulting services rendered pursuant to a one-year consulting contract dated October 30, 1997. These shares were offered under the exemption provided by Section 4(2).

          In September, 1997, Aqua Clara issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively, and issued 25,000 shares to each of Robert Guthrie, a director, and Richard Trnouski for services. These shares were offered under the exemption provided by
Section 4(2).

          Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares of $.25 per share pursuant to an option agreement. These shares were offered under the exemption provided by Section 4(2).

          On November 17, 1997 Aqua Clara entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group ("CRG") pursuant to which Aqua Clara has paid CRG $400,000 and by which Aqua Clara has agreed to pay CRG an additional $400,000 upon Aqua Clara raising its next tranche of $2,500,000. Additionally, Aqua Clara agreed to issue options to CRG to purchase 250,000 shares of common stock. These shares were offered under the exemption provided by Section 4(2). This option is exercisable the later of certain existable dates or when such tranche is raised.

          Aqua Clara agreed to issue 100,000 restricted shares to CRG, such shares to be returned should Aqua Clara file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement. CRG was also granted piggyback rights for these shares, which have been escrowed with Aqua Clara's legal counsel.

          In December, 1997 Aqua Clara issued 2,500 shares of Series A Convertible Preferred Stock for $2,500,000 in gross proceeds to twenty-two purchasers in an offering made under Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificate. The identity of the purchasers is set forth in the prospectus under the caption "Selling Shareholders."

          In June 1999 the Company sold $1,075,000 in Series B Debentures to 20 persons.

          Except as to offerings under Rule 504, all of the transactions referred to above are exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or involve no "offer" or "sale." No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from Aqua Clara.

          In July 1998 Aqua Clara sold 500,000 shares at a price of $1.00 per share to each of Thomas G. Vinton and Dennis J. Zweig, payable with promissory notes. These individuals represented, and Aqua Clara believes it resonably relied on the representation, to be "accredited investors" as such term is defined in Regulation D and a restrictive legend was placed on the share certificates. The offering was exempt under Section 4(6) of the Securities Act of 1933. In October 1998 these investors and Aqua Clara mutually agreed to cancel the 375,000 shares not yet paid for by each of these individuals and to cancel the remaining $375,000 note obligation of each individual.

Item 16.    Exhibits and Financial Schedules

3.          Certificate of Incorporation and Bylaws

            3.1.      Articles of Incorporation(1)
            3.2       Articles of Amendment for Series A Preferred Stock(1)
            3.3       Bylaws(1)


5.      Opinion of Hand & Hand as to legality of securities being registered.(6)


10.         Material Contracts

            10.1      Amended Employment Agreement with John McAvoy(1)
            10.2      Amended Employment Agreement with John C. Plunkett(2)
            10.3      Amended Employment Agreement with Rand L. Gray(2)
            10.4 Lead Generation/Corporate Relations Agreement dated November 17, 1997 with
                      Corporate Relations Group, Inc.(1)
            10.5 Extract of Board Resolutions dated April 3, 1997 and letter agreement with respect to Plunkett and Gray consulting agreements(3)
            10.6      Installment secured promissary notes(3)

            10.7      Modification of Installment secured promissory notes(4)
            10.8      Series B Convertible Debentures(6)

            16.1      Letter from BDO Seidman(3)
            16.2      Letter from Pender Newkirk & Company(5)

            21. Subsidiaries of the small business issuer-Pocotopaug Investment, a Florida
                      Corporation, is the only subsidiary. It does business under the same trade name as the Registrant.

            23.       Consents of Experts and Counsel

                      23.1 Consent of Pender Newkirk & Company(6) 23.2 Consent of Tedder, James Worden and Associates, P.A.(6) 23.3 Consent of Hand & Hand included in Exhibit 5 hereto

            24.       Powers of Attorney

                      24.1  Powers of Attorney are included on signature page(1)


(1) Included in original filing of the Company's Registration Statement on Form SB-2, file
         No. 33-44315 (the "SB-2").
(2)      Included with Amendment Number 1 to the SB-2.
(3)      Included with Amendment Number 2 to the SB-2.
(4)      Included with Amendment No. 4 to the SB-2.
(5) Incorporated by reference to the exhibit filed with the Company's Current Report on Form 8-K dated April 8, 1999.
(6)      Filed herewith.

          All other Exhibits called for by Rule 601 are not applicable to this filing.
          (b) Financial Statement Schedules

          All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.


Item 17.          Undertakings.

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)     To include any prospectus required by Section 10(a)
(3) of the
Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (g) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (i)    The undersigned registrant hereby undertakes that:

                   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

                   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 18.    Financial Statements and Schedules.
 Not Applicable.

                                                    SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, State of Florida on July 24, 1999.

                                                     AQUA CLARA BOTTLING AND
                                                       DISTRIBUTION, INC.



                                                      By:  /s/ John C. Plunkett
                                                           John C. Plunkett
                                                           President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 1999.


By:     /s/ John C. Plunkett                  President, CEO and Director
        John C. Plunkett              (principal executive officer, principal
                        accounting and financial officer)


By:     *                                  Secretary and Director
        Robert F. Guthrie


By:     *                                               Director
        Renato Mariani

By:     *
        /s/ John C. Plunkett, attorney in fact